EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-1337749 on Form S-4/A, in Registration Statement Nos. 333-41646, 333-46200, 333-46770, 333-55530, 333-56230, 333-60968, 333-68238, 333-70492, 333-89944, 333-109542, 333-114970, 333-118499, 333-120291, 333-121814 and 333-130253 on Form S-3, and in Registration Statement Nos. 333-46166, 333-55528, 333-55850, 333-57680, 333-60270, 333-69452, 333-75526, 333-101327, 333-103189, 333-110430, 333-119387, 333-120056, 333-121302, and 333-126419 on Form S-8 of our reports dated May 25, 2007 relating to the consolidated financial statements of Flextronics International Ltd. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Flextronics International Ltd. for the year ended March 31, 2007.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
May 25, 2007